Exhibit 15.1

23/F, Building A, CASC Plaza, Haide 3rd Road Nanshan District, Shenzhen 518067, China

Tel: +86 755 8351 7570 Fax: +86 755 8351 5502

Email: shenzhenfs@tongshang.com Web: www.tongshang.com

June 3, 2020

Meten EdtechX Education Group Ltd. (the “Company”)

3rd Floor, Tower A

Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China

Dear Sirs,

We consent to the references to our firm under the headings “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business and Operations — We are subject to uncertainties brought by the Amended Private Education Promotion Law and other rules, regulations and opinions promulgated by the PRC government from time to time”, “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business and Operations — We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations”, “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business and Operations — Certain of our teachers do not possess teaching qualifications, which may be subject to penalty under the relevant PRC laws and regulations. Our failure to comply with these requirements may result in material and adverse effect on our business, results of operations and prospects”, “Item 3. Key Information — Risks Related to Our Corporate Structure — If the PRC government finds that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations”, “Item 4. Information on the Company — C. Organizational Structure — Contractual Arrangements with Our VIEs and Their Respective Shareholders” and “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Major Factors Affecting Our Results of Operations” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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Yours Sincerely,

/s/ Commerce & Law Offices

Commerce & Finance Law Offices